As filed with the Securities and Exchange Commission on July 25, 2005

Registration No. 333–124374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SkinMedica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	33-0859086
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5909 Sea Lion Place, Suite H

Carlsbad, CA 92010

(760) 448-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rex Bright

President and Chief Executive Officer

SkinMedica, Inc.

5909 Sea Lion Place, Suite H

Carlsbad, CA 92010

(760) 448-3600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400	Julie M. Robinson, Esq. Jason L. Kent, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

SkinMedica, Inc. has prepared this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-124374) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

SEC registration fee		$10,152
NASD filing fee		9,125
Nasdaq National Market filing fee		100,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

ITEM 14. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and our amended and restated bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.29 hereto, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for specified liabilities, including matters arising under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities

Since January 1, 2002, we have issued unregistered securities to a limited number of persons as described below.

(1) From January 2002 through March 2002, we issued and sold an aggregate of 825,000 shares of Series A preferred stock to a venture capital fund and individual investors at a per share price of $1.00 for an aggregate consideration of $825,000. Upon completion of this offering, these shares of Series A preferred stock will convert into 825,000 shares of our common stock.

(2) In June 2002, we executed convertible promissory notes in the principal amount of $410,000 in favor of certain existing investors. In connection with the issuance of these notes, we issued warrants to purchase an aggregate of 41,836 shares of our Series B preferred stock. Each of these warrants has an exercise price of $1.00 per share and expires in June 2009. Upon completion of this offering, these warrants will automatically become exercisable for 41,836 shares of our common stock. These warrants had a per share fair value of $1.36 using the Black-Scholes valuation model.

(3) In November 2002, we issued and sold an aggregate of 4,591,837 shares of Series B preferred stock to certain existing and new investors at a per share price of $1.96 for an aggregate consideration of $9.0 million, including the cancellation of indebtedness under the June 2002 convertible promissory notes. Upon completion of this offering, these shares of Series B preferred stock will convert into 4,591,837 shares of our common stock.

(4) In January 2003 and June 2003, we issued and sold an aggregate of 4,680,852 shares of Series C preferred stock to certain existing and new investors at a per share price of $2.35 for an aggregate consideration of $11.0 million. Upon completion of this offering, these shares of Series C preferred stock will convert into 4,680,852 shares of our common stock.

(5) In December 2003, we executed convertible promissory notes in the principal amount of $4,757,065 in favor of certain existing investors. In connection with the issuance of these notes, we issued warrants to purchase an aggregate of 398,082 shares of our Series D preferred stock. Each of these warrants has an exercise price of $2.39 per share and expires in December 2010. Upon completion of this offering, these warrants will automatically become exercisable for 398,082 shares of our common stock. These warrants had a per share fair value of $1.66 using the Black-Scholes valuation model.

(6) In February 2004 and July 2004, we issued and sold an aggregate of 23,329,318 shares of Series D preferred stock to certain existing and new investors at a per share purchase price of $2.39 for an aggregate consideration of $55.8 million, including the cancellation of indebtedness under the December 2003 convertible promissory notes. Upon completion of this offering, the 23,329,218 shares of Series D preferred stock will convert into 23,329,318 shares of our common stock. In connection with the sale of these shares of Series D preferred stock and the execution of a $10.0 million loan and security agreement with a lender, we issued warrants to purchase 1,548,815 shares of Series D preferred stock. Each of these warrants has an exercise price of $2.39 per share and expires in July 2011. Upon completion of this offering, these warrants will automatically become exercisable for 1,548,815 shares of our common stock. These warrants had a per share fair value of $1.66 using the Black-Scholes valuation model.

(7) In March 2005, we issued and sold an aggregate of 6,122,449 shares of Series E preferred stock to certain existing and new investors at a per share price of $2.45 for an aggregate consideration of $15.0 million, including the cancellation of indebtedness under the June 2002 convertible promissory notes. Upon completion of this offering, these shares of Series B preferred stock will convert into 6,122,449 shares of our common stock.

(8) Since January 1, 2002 through March 31, 2005, we have granted stock options to purchase 5,880,924 shares of our common stock at exercise prices ranging from $0.25 to $1.25 per share to our employees, directors and consultants under our 1999 stock option plan and our 2002 stock incentive plan. Since January 1, 2002 through March 31, 2005, we have issued and sold an aggregate of 461,613 shares of our common stock to our employees, directors and consultants at prices ranging from $0.25 to $0.70 per share pursuant to exercises of options granted under these plans.

The offers, sales, and issuances of the securities described in paragraphs (1) through (7) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs (1) through (7) were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the options and common stock described in paragraph (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our stock incentive plans. Appropriate legends were affixed to the share certificates issued in such transactions. Each of these recipients had adequate access, through employment or other relationships, to information about us.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Exhibit Title

1.1(1)	Form of Underwriting Agreement.

2.1(1)	Asset Purchase Agreement between the Registrant and Advanced Tissue Sciences, Inc., dated January 6, 2003.

Exhibit Number	Exhibit Title
2.2(1)	Amended and Restated Asset Purchase Agreement between the Registrant and Women First Healthcare, Inc., dated June 24, 2004.

2.3(2)	Asset Purchase Agreement among Westwood-Squibb Colton Holdings Partnership, The Gillette Company, Bristol-Myers Squibb Company and Women First Healthcare, Inc., dated June 25, 2002.

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(3)	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of this offering.

3.3(1)	Amended and Restated Bylaws.

3.4(3)	Form of Amended and Restated Bylaws to be in effect upon completion of this offering.

4.1*	Form of Common Stock Certificate.

4.2(1)	Amended and Restated Investor Rights Agreement among the Registrant and certain investors set forth therein, dated March 31, 2005.

4.3(1)	Form of Series B Bridge Loan Warrant.

4.4(1)	Form of February 2004 Series D Warrant.

4.5(1)	Form of July 2004 Series D Warrant.

4.6(1)	July 2004 Series D Warrant between the Registrant and Silicon Valley Bank.

5.1*	Opinion of Latham & Watkins LLP.

10.1#(1)	1999 Stock Option Plan.

10.2#(1)	Amended and Restated 2002 Stock Incentive Plan.

10.3#(3)	Form of 2005 Equity Incentive Award Plan and forms of stock option agreement and restricted stock agreement.

10.4#(3)	Form of Employee Stock Purchase Plan and Form of Offering Document.

10.5#(1)	2005 Management Incentive Compensation Plan.

10.6#(3)	Director Compensation Policy.

10.7#(1)	Amended and Restated Employment Agreement between the Registrant and Rex Bright, dated March 1, 2005.

10.8#(1)	Form of Employment Agreement between the Registrant and its executive officers, dated March 1, 2005.

10.9(1)	Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated July 9, 2004.

10.10(1)	Amendment to Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated February 28, 2005.

10.11(1)	Standard Industrial Lease between the Registrant and H.G. Fenton, dated April 30, 2002.

10.12(1)	First Amendment to Lease between the Registrant and H.G. Fenton, dated June 30, 2004.

10.13(1)	Letter Agreement between the Registrant and H.G. Fenton, dated July 6, 2004.

10.14(4)	License Agreement among The Gillette Company, Bristol-Myers Squibb Company and Women First Healthcare, Inc., dated June 25, 2002.

10.15†(5)	License and Supply Agreement between Women First Healthcare, Inc. and Shire Pharmaceuticals Ireland Limited, dated December 15, 2003.

Exhibit Number	Exhibit Title
10.16†	Supply Agreement between the Registrant and Bristol-Myers Squibb Company, dated May 14, 2004.

10.17†	Manufacturing and Supply Agreement between the Registrant and Enhanced Derm Technologies, Inc., dated June 30, 2002.

10.18†	License and Supply Agreement between the Registrant and Cardinal Health P.R. 409 B.V., dated March 31, 2003.

10.19†(1)	Development and License Agreement between the Registrant and Dow Pharmaceutical Sciences, dated June 16, 2003.

10.20†(3)	Letter Agreement and Amendment between the Registrant and Dow Pharmaceutical Sciences, dated December 30, 2004.

10.21†(1)	Development and License Agreement between the Registrant and Dow Pharmaceutical Sciences, dated April 15, 2005.

10.22†	Contract Manufacturing/Packaging Agreement between the Registrant and Bristol-Myers Squibb Company, dated November 3, 2003.

10.23†(1)	Manufacturing and Supply Agreement between the Registrant and Smith & Nephew Wound Management (La Jolla), dated March 12, 2003.

10.24†(1)	First Amendment to Manufacturing and Supply Agreement between the Registrant and Smith & Nephew Wound Management (La Jolla), dated September 3, 2004.

10.25†(1)	Manufacturing and Supply Agreement between the Registrant and Immucor, Inc., dated December 2, 2003.

10.26(1)	Intellectual Property License Agreement between the Registrant and Advanced Tissue Services, Inc., dated March 21, 2003.

10.27†(1)	License Agreement between the Registrant and Osmotics Corporation, dated June 23, 2003

10.28†(1)	Process Development and Clinical Supply Agreement among the Registrant, Cambrex BioScience Walkersville, Inc., Smith & Nephew Wound Management (La Jolla), and Inamed Medical Products Corporation, dated June 30, 2004.

10.29(3)	Form of Indemnification Agreement.

10.30(3)	Consulting Agreement between the Registrant and Richard E. Fitzpatrick, M.D., dated June 6, 2002.

10.31(3)	Commercial Outsourcing Services Agreement between the Registrant and Integrated Commercialization Solutions, Inc., dated February 1, 2003.

23.1(6)	Consent of Ernst & Young LLP, independent registered public accountants.

23.2(6)	Consent of Ernst & Young, LLP, independent registered public accountants.

23.3*	Consent of Latham & Watkins LLP. (Included in Exhibit 5.1).

24.1(1)	Power of Attorney.

24.2(3)	Power of Attorney.

*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
#	Indicates management contract or compensatory plan.
(1)	Filed with the Registrant’s Registration Statement on Form S-1 on April 27, 2005.
(2)	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Women First HealthCare, Inc. filed with the SEC on July 2, 2002. The Registrant is the assignee of Women First HealthCare, Inc. under this agreement.

(3)	Filed with the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 on June 3, 2005.
(4)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Women First HealthCare, Inc. filed with the SEC on July 2, 2002. The Registrant is the assignee of Women First HealthCare, Inc. under this agreement.
(5)	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Women First HealthCare, Inc. filed with the SEC on January 2, 2004. The Registrant is the assignee of Women First HealthCare, Inc. under this agreement.
(6)	Filed with the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 on July 8, 2005.

ITEM 17. Undertakings

The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions described in Item 14 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, SkinMedica, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-1 (No. 333-124374) to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on July 25, 2005.

SKINMEDICA, INC.

By:	/s/ REX BRIGHT
Rex Bright President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement on Form S-1 (No. 333-124374) has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ REX BRIGHT Rex Bright	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

/S/ THOMAS H. INSLEY Thomas H. Insley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2005

* David F. Hale	Director and Chairman of the Board	July 25, 2005

* Eric Aguiar, M.D.	Director	July 25, 2005

* Graham D.S. Anderson	Director	July 25, 2005

* Brian H. Dovey	Director	July 25, 2005

* Richard E. Fitzpatrick, M.D.	Director	July 25, 2005

* Cam L. Garner	Director	July 25, 2005

* Adele C. Oliva	Director	July 25, 2005

* William A. Roper, Jr.	Director	July 25, 2005

* Andrew N. Schiff, M.D.	Director	July 25, 2005

*By:	/S/ REX BRIGHT
Rex Bright Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
1.1(1)	Form of Underwriting Agreement.

2.1(1)	Asset Purchase Agreement between the Registrant and Advanced Tissue Sciences, Inc., dated January 6, 2003.

2.2(1)	Amended and Restated Asset Purchase Agreement between the Registrant and Women First Healthcare, Inc., dated June 24, 2004.

2.3(2)	Asset Purchase Agreement among Westwood-Squibb Colton Holdings Partnership, The Gillette Company, Bristol-Myers Squibb Company and Women First Healthcare, Inc., dated June 25, 2002.

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(3)	Form of Amended and Restated Certificate of Incorporation to be in effect upon completion of this offering.

3.3(1)	Amended and Restated Bylaws.

3.4(3)	Form of Amended and Restated Bylaws to be in effect upon completion of this offering.

4.1*	Form of Common Stock Certificate.

4.2(1)	Amended and Restated Investor Rights Agreement among the Registrant and certain investors set forth therein, dated March 31, 2005.

4.3(1)	Form of Series B Bridge Loan Warrant.

4.4(1)	Form of February 2004 Series D Warrant.

4.5(1)	Form of July 2004 Series D Warrant.

4.6(1)	July 2004 Series D Warrant between the Registrant and Silicon Valley Bank.

5.1*	Opinion of Latham & Watkins LLP.

10.1#(1)	1999 Stock Option Plan.

10.2#(1)	Amended and Restated 2002 Stock Incentive Plan.

10.3#(3)	Form of 2005 Equity Incentive Award Plan and forms of stock option agreement and restricted stock agreement.

10.4#(3)	Form of Employee Stock Purchase Plan and Form of Offering Document.

10.5#(1)	2005 Management Incentive Compensation Plan.

10.6#(3)	Director Compensation Policy.

10.7#(1)	Amended and Restated Employment Agreement between the Registrant and Rex Bright, dated March 1, 2005.

10.8#(1)	Form of Employment Agreement between the Registrant and its executive officers, dated March 1, 2005.

10.9(1)	Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated July 9, 2004.

10.10(1)	Amendment to Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated February 28, 2005.

10.11(1)	Standard Industrial Lease between the Registrant and H.G. Fenton, dated April 30, 2002.

10.12(1)	First Amendment to Lease between the Registrant and H.G. Fenton, dated June 30, 2004.

10.13(1)	Letter Agreement between the Registrant and H.G. Fenton, dated July 6, 2004.

10.14(4)	License Agreement among The Gillette Company, Bristol-Myers Squibb Company and Women First Healthcare, Inc., dated June 25, 2002.

Exhibit Number	Exhibit Title
10.15†(5)	License and Supply Agreement between Women First Healthcare, Inc. and Shire Pharmaceuticals Ireland Limited, dated December 15, 2003.

10.16†	Supply Agreement between the Registrant and Bristol-Myers Squibb Company, dated May 14, 2004.

10.17†	Manufacturing and Supply Agreement between the Registrant and Enhanced Derm Technologies, Inc., dated June 30, 2002.

10.18†	License and Supply Agreement between the Registrant and Cardinal Health P.R. 409 B.V., dated March 31, 2003.

10.19†(1)	Development and License Agreement between the Registrant and Dow Pharmaceutical Sciences, dated June 16, 2003.

10.20†(3)	Letter Agreement and Amendment between the Registrant and Dow Pharmaceutical Sciences, dated December 30, 2004.

10.21†(1)	Development and License Agreement between the Registrant and Dow Pharmaceutical Sciences, dated April 15, 2005.

10.22†	Contract Manufacturing/Packaging Agreement between the Registrant and Bristol-Myers Squibb Company, dated November 3, 2003.

10.23†(1)	Manufacturing and Supply Agreement between the Registrant and Smith & Nephew Wound Management (La Jolla), dated March 12, 2003.

10.24†(1)	First Amendment to Manufacturing and Supply Agreement between the Registrant and Smith & Nephew Wound Management (La Jolla), dated September 3, 2004.

10.25†(1)	Manufacturing and Supply Agreement between the Registrant and Immucor, Inc., dated December 2, 2003.

10.26(1)	Intellectual Property License Agreement between the Registrant and Advanced Tissue Services, Inc., dated March 21, 2003.

10.27†(1)	License Agreement between the Registrant and Osmotics Corporation, dated June 23, 2003

10.28†(1)	Process Development and Clinical Supply Agreement among the Registrant, Cambrex BioScience Walkersville, Inc., Smith & Nephew Wound Management (La Jolla), and Inamed Medical Products Corporation, dated June 30, 2004.

10.29(3)	Form of Indemnification Agreement.

10.30(3)	Consulting Agreement between the Registrant and Richard E. Fitzpatrick, M.D., dated June 6, 2002.

10.31(3)	Commercial Outsourcing Services Agreement between the Registrant and Integrated Commercialization Solutions, Inc., dated February 1, 2003.

23.1(6)	Consent of Ernst & Young LLP, independent registered public accountants.

23.2(6)	Consent of Ernst & Young LLP, independent registered public accountants.

23.3*	Consent of Latham & Watkins LLP. (Included in Exhibit 5.1).

24.1(1)	Power of Attorney.

24.2(3)	Power of Attorney.

*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
#	Indicates management contract or compensatory plan.
(1)	Filed with the Registrant’s Registration Statement on Form S-1 on April 27, 2005.

(2)	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Women First HealthCare, Inc. filed with the SEC on July 2, 2002. The Registrant is the assignee of Women First HealthCare, Inc. under this agreement.
(3)	Filed with the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 on June 3, 2005.
(4)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Women First HealthCare, Inc. filed with the SEC on July 2, 2002. The Registrant is the assignee of Women First HealthCare, Inc. under this agreement.
(5)	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Women First HealthCare, Inc. filed with the SEC on January 2, 2004. The Registrant is the assignee of Women First HealthCare, Inc. under this agreement.
(6)	Filed with the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 on July 8, 2005.